MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

January 8, 2007

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

Significant Oil Sands Indications Achieved on Test Well

Micron Enviro Systems, Inc. (OTCBB: MENV) (Frankfurt: NDDA --- WKN: A0J3PY---ISIN: US59510E2072) ("Micron") Micron Enviro Systems, Inc. (OTCBB: MENV) (Frankfurt: NDDA --- WKN:A0J3PY---ISIN: US59510E2072) ("Micron") is extremely pleased to announce that it has been informed by the operator of the test well on the Leismer Oil Sands Prospect that it has now been completed and initial indications show an impressive oil sands thickness.  The core as well as the bore hole imaging tool will be analyzed within the next 5-10 days.  The seismic is also expected to be completed and analyzed within 10-15 days, barring any unforeseen issues.  The results will then be incorporated and released once final analysis is complete.  The operator stated, "My prognosis is that with the calibrated seismic (to the well), the hole imaging tool (FMI) and the core, we will pinpoint a thick oil sands pod for SAGD production."

Bernie McDougall, president of Micron stated, “These initial results are extremely encouraging in regards to the thickness of the oil sands.  Based on this new information, it has provided early confirmation of the quality of this Oil Sands Prospect.  This prospect lies directly between Petrobank and North American Oil Sands and viewing the initial data would appear that the formation and thickness on our property is consistent with these companies. (Please refer to the map on the website www.micronenviro.com for more details)  Petrobank has stated a potential resource of 1.6 billion barrel and North American Oil Sands with a stated 4.09 billion potential barrels in ground.  Clearly this the most exciting time of growth in the company’s history and we are quite optimistic about the short and long future on the company based on these results achieved so far.  A recent third party independent report stated that there is potentially $3.7 billion (gross) worth of oil reserves on the total acreage that Micron has an interest in, but based on the initial data just received; we would expect this number to increase substantially.  2007 is clearly shaping up to a break out year for Micron in terms of corporate growth.”

Microns recently announced that it has entered into negotiations to acquire additional Oil Sands leases in Alberta, Canada.  These new leases, if the negotiations are completed, would add substantially to Micron’s Oil Sands assets.  A decision on these new leases is expected to be finalized before the end of January 2007.

Micron is an emerging oil and gas company that has exposure to four separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has minor production from multiple conventional oil and gas wells. Micron is one of if not the smallest market capitalized company that has interest in multiple leases and has active operations in the Alberta Oil Sands. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. A contingent resource is defined as those quantities of petroleum which are estimated, on a given date, to be potentially recoverable from known accumulations, but which are not currently considered to be commercially recoverable. The independent report referred to in this news release is not NI 51-101 compliant. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com